Pricing Supplement No. 6 dated September 12, 2002             Rule 424(B)(3)
(To Prospectus dated November 13, 2001                        File No. 333-72340
and Prospectus Supplement dated November 13, 2001)

                            Colgate-Palmolive Company

                        Medium-Term Notes - Floating Rate

                                    Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of UBS Warburg LLC acting as principal, at a fixed initial public offering price of 100% of the principal amount. The Notes will be consolidated with the $50,966,000 Floating Rate Notes that we issued on August 23, 2002 and will form a single series and be fully fungible with such previously issued Notes.

Principal Amount:   $16,600,000                                 Trade Date:   September 12, 2002
Issue Price:  100% (plus accrued interest from and              Original Issue Date:  September 17, 2002
                   including August 23, 2002)                   Net Proceeds to Colgate:  $16,434,000  (plus accrued
Initial Interest Rate:   1.47%                                                            interest from and including
Stated Maturity Date:   August 22, 2042                                                   August 23, 2002)
CUSIP Number:   194 16 QDD 9                                    Agent's Discount or Commission:  $166,000

Base Rate:
     [ ]  Certificate of Deposit Rate
     [ ]  CMT Rate
     [ ]  Commercial Paper Rate
     [ ]  Eleventh District Cost of Funds Rate
     [X]  LIBOR Telerate: Page 3750 [ ] LIBOR Reuters
     [ ]  Prime Rate
     [ ]  Treasury Rate
     [ ]  Other (see attached)

Interest Rate Reset Dates: February 22, May 22, August 22 and November 22 of each year, commencing on November 22, 2002.

Interest Rate Reset Period:  Quarterly

Interest Payment Dates: February 22, May 22, August 22 and November 22 of each year, commencing on November 22, 2002.

Index Maturity:  3 month

Index Currency:  US Dollars

Spread:  -.30%

Spread Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Day Count Convention:
     [ ]  30/360 for the period from ________ to ________
     [X]  Actual / 360 for the period from August 23, 2002 to August 22, 2042.
     [ ]  Actual / Actual for the period from ___________ to ____________

Redemption:                The Notes may be redeemed at the option of Colgate
                           prior to the stated maturity date. See "Other
                           Provisions - Optional Redemption" below.

Optional Repayment:        The Notes may be repaid at the option of the holders
                           prior to the stated maturity date. See "Other
                           Provisions - Optional Repayment" below.

Currency:
     Specified Currency:   US Dollars
     Minimum Denomination: $1,000

Original Issue Discount: [ ]      [X]  No
     Total amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form: [X] Book-entry    [ ]   Certificated


[X]  Other provisions:

Optional Redemption:       Colgate may at its option elect to redeem the Notes,
                           in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to the holders, on August 22, 2032 or on any business day thereafter at the following redemption prices corresponding to the periods set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the redemption date:


                                 If Redeemed During
                           the 12-Month Period Commencing on:   Redemption Price
                           ----------------------------------   ----------------

                                   August 22, 2032                   105.00%
                                   August 22, 2033                   104.50
                                   August 22, 2034                   104.00
                                   August 22, 2035                   103.50
                                   August 22, 2036                   103.00
                                   August 22, 2037                   102.50
                                   August 22, 2038                   102.00
                                   August 22, 2039                   101.50
                                   August 22, 2040                   101.00


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

                                August 22, 2041
                          and thereafter to maturity                 100.50



Optional Repayment:        Notwithstanding anything to the contrary contained in
                           the Prospectus Supplement dated November 13, 2001, the holders of the Notes may elect to cause Colgate to repurchase the Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to Colgate, on August 22 of each of the years set forth below, at the amounts corresponding to the years set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the repayment date:



                               Repayment Date                   Repayment Price
                               --------------                   ---------------


                               August 22, 2003                         98.00%
                               August 22, 2004                         98.00
                               August 22, 2005                         98.00
                               August 22, 2006                         98.00
                               August 22, 2007                         98.00
                               August 22, 2008                         99.00
                               August 22, 2009                         99.00
                               August 22, 2010                         99.00
                               August 22, 2011                         99.00
                               August 22, 2012                         99.00
                             August 22, 2013 and
                           each third anniversary                     100.00
                           thereafter to maturity


Use of Proceeds:
---------------

     The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of September 12, 2002, Colgate's outstanding commercial paper had a weighted average interest rate of 1.75% with maturities ranging from 5 days to 39 days.

Certain United States Federal Income Tax Considerations:
-------------------------------------------------------

     The following discussion supplements the discussion contained in the Prospectus Supplement dated November 13, 2001 under the heading "Certain United States Federal Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.


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

     Notes Used as Qualified Replacement Property.

     Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "affiliated group") for the purposes of computing the amount of passive investment income for purposes of Section 1042.

     Colgate believes that less than 25 percent of its affiliated group's gross receipts is passive investment income for the taxable year ending December 31, 2001. In making this determination, Colgate has made certain assumptions and used procedures which it believes are reasonable. Colgate cannot give any assurance as to whether it will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Colgate has calculated the affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

     The Notes are a new issue of securities with no established trading market. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of a trading market for the Notes. The availability and liquidity of a trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.

Legal Matters:
-------------

     Sidley Austin Brown & Wood LLP, New York, New York has acted as counsel for the Agents in the offering of the Notes. Sidley Austin Brown & Wood LLP from time to time renders legal services to Colgate and its affiliates.



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